EXHIBIT 99.1

FOR IMMEDIATE RELEASE

At Johnson Outdoors Inc.:
David Johnson    Cynthia Georgeson
VP & Chief Financial Officer                VP - Worldwide Communication
262-631-6600                                          262-631-6600

JOHNSON OUTDOORS INC. ANNOUNCES
FISCAL 2006 THIRD QUARTER RESULTS

RACINE, WISCONSIN, August 3, 2006……Johnson Outdoors Inc. (JOUT:NASDAQ), a leading global outdoor recreation company, today announced net sales of $135.5 million for the third quarter ended June 30, 2006, an increase of 11% compared to $122.4 million for the prior year quarter. Net earnings were $6.6 million or $0.72 per diluted share compared to $6.8 million or $0.77 per diluted share in the prior year quarter.

THIRD QUARTER RESULTS
Third quarter sales are historically the highest of the year, reflecting consumer demand during the key retail selling period of the Company’s seasonal outdoor products. Significant gains in the Marine Electronics and Watercraft business units more than offset anticipated declines in military sales and lower Diving sales. Excluding military sales in both the current and the prior year third quarter, total Company net sales would have increased $15.6 million. Key changes included:
▪
Marine Electronics sales grew 21% driven by Humminbird® and the acquisition of the Cannon® and Bottomline® brands completed on October 3, 2005, which added a combined $3.3 million in net sales to the unit during the quarter.

▪	Watercraft sales jumped 14% ahead of last year’s third quarter results due to strong double-digit growth in Old Town® and Ocean Kayak™ brands.
▪	Diving revenues declined 2% due primarily to weakness in European and US markets and unfavorable currency exchange rates.
▪
Outdoor Equipment revenues were 1% behind last year due entirely to a 25% decline in military sales from the prior year quarter. Consumer camping continued to benefit significantly this quarter from specialty market sales. Temporary closure of the Company’s Outdoor Equipment operations, due to flooding caused by heavy rains in the Northeast, halted shipments of finished goods during the final week of the quarter.

Total Company operating profit in the quarter increased 18% to $13.9 million compared with $11.8 million in the prior year quarter. Operating profit during the period was impacted by the following factors:
▪	Significant growth in Marine Electronics and Watercraft sales due to successful new product introductions.
▪	One-time charges totaling $1.2 million related to the temporary closure of the Company’s Outdoor Equipment operations due to flooding caused by heavy rains in the Northeast.
▪	Lower margins on lower sales in Diving due partly to business disruption from European restructuring.
▪	Investment in sales and marketing for Escape® electric boats.
▪	Reduced overhead costs at corporate and operational levels.

Net income was $6.6 million, or $0.72 per diluted share, for the quarter versus $6.8 million, or $0.77 per diluted share, in the prior year quarter. In addition to the same stated factors which impacted operating profit, net income was also affected by increased net interest expense due to short-term borrowings related to working capital growth, and by recognized charges of $0.9 million related to foreign tax audits.

“We had a solid quarter as investments in new businesses, new products and new systems began to drop to the bottom-line. Marine Electronics delivered another outstanding performance, and Watercraft is moving in the right direction on the strength of paddlesports’ brands, despite continued investment in building sales and distribution for the Escape brand. In Diving, more time and more investment is needed to complete restructuring and generate positive momentum, and I am confident we are taking the right actions to return Diving to historical levels of profitability in the future. As we look ahead to the fourth quarter, we are focused on bringing military tent production back on-line as quickly as possible, and on working to minimize the continued impact of restructuring on Diving,” observed Helen Johnson-Leipold, Chairman and Chief Executive Officer, Johnson Outdoors Inc. “Our vision is to own the outdoor adventure with innovation and passion, and by doing so, to deliver sustainable profitable growth and enhanced shareholder value. Our performance this year demonstrates we have the capability and capacity to realize our vision as we begin to set our sights on growing revenues to half a billion dollars over the next few years.”

YEAR-TO-DATE RESULTS
Net sales for the first nine months of fiscal 2006 were $315.5 million, a 4% increase over $303.6 million during the same period last year. Excluding the anticipated $10.8 million decline in military sales year-to-date, total Company net sales would have increased $22.7 million. Key drivers in the nine-month period were:
▪	Cannon® and Bottomline® brands, which added $7.7 million to year-to-date sales.
▪	Increased sales in Humminbird®, Old Town® and Ocean Kayak™ brands.
▪	The anticipated decline in military sales and lower Diving revenues during the period.
▪	Unfavorable currency exchange which reduced revenues by $1.7 million year-to-date.
▪
Temporary closure of the Company’s Outdoor Equipment operations, due to flooding caused by heavy rains in the Northeast, which halted shipments of finished goods during the final week of the year-to-date period.

Total Company operating profit was $21.4 million during the nine-month period compared to $20.1 million during the prior year-to-date period which reflected $2.5 million in costs associated with the terminated buy-out proposal. Key factors impacting the year-to-date results were:
▪	Improved results in Watercraft due to increased sales and enhanced operational efficiency in paddlesports’ brands.

▪	Company-wide cost-saving and overhead reduction programs.
▪	The continued, yet expected, decline in military sales versus the prior year which resulted in the unfavorable comparison in Outdoor Equipment profits versus the same period last year.
▪	Significant increases in commodity and freight costs which had a combined negative impact of 1.5 gross margin points.
▪	Lower profits in Diving due to the impact of European restructuring and weak markets.

Net income year-to-date was $9.6 million, or $1.05 per diluted share, versus net income of $10.5 million, or $1.20 per diluted share, in the prior year nine-month period.

OTHER FINANCIAL INFORMATION
The Company’s debt to total capitalization stood at 26% at the end of the fiscal third quarter versus 23% at July 1, 2005 as a result of short-term borrowings to meet higher working capital needs. Debt, net of cash and short-term investments, increased to $20.2 million at the end of this quarter versus $11.2 million at the end of the prior year quarter. Depreciation and amortization is $6.6 million year-to-date compared to $7.1 million last year-to-date. Capital spending totaled $6.3 million year-to-date, compared with $4.7 million in the prior year first nine months. Gross margin percentage year-to-date was 41.6%, compared to 42.1% in the prior year period, with each gross margin point contributing approximately $0.19 to earnings per diluted share.

“Short-term debt has increased as we funded sales and working capital growth in our Marine Electronics and Watercraft businesses. Our balance sheet remains healthy and we expect our working capital levels to return to seasonal levels next quarter,” said David Johnson, Vice President and Chief Financial Officer.

OUTDOOR EQUIPMENT - OPERATIONAL UPDATE
On June 29, 2006 the Company announced the temporary closure of its Binghamton, New York Outdoor Equipment Group production facility and administrative offices due to flooding caused by heavy rains in the Northeast. Extensive clean-up and restoration efforts are ongoing and limited production is expected to begin by mid-August. The Company has taken a charge of $1.2 million in the third quarter; however, the full financial impact of the business interruption is not yet known. The Company will be able to make a determination near the end of the fiscal fourth quarter on the total amount of recoverable losses, and expects its insurance coverage will indemnify the balance of those losses.

MILITARY UPDATE
The Company has received eleven (11) separate orders year-to-date totaling $19.5 million awarded under the multi-vendor, multi-product military contract announced on September 7, 2005. Further orders are not expected until production capacity is restored to pre-flood levels at the Company’s Binghamton, New York operation where military tents are manufactured. As a result of the business interruption, the Company now expects fiscal 2006 military sales will be in the $30-$35 million range.

INNOVATION UPDATE
Johnson Outdoors delivers meaningful innovation to the outdoor recreation marketplace driven by unique consumer insights, with new products this quarter representing one-third of total Company net sales. Strong new product growth continues to bolster the Company’s already robust existing brands and differentiate the Company in the industry. Marine Electronics’ innovative new product line-up for 2007 includes, among others:

▪
The Minn Kota® Terrova™, the most advanced bow-mount trolling motor, showcases a breakthrough effortless motor stow and deploy mechanism, enhanced precision steering and an ergonomically-designed foot-pedal control to enhance the fishing experience. The Terrova™ received the boating accessory “Best of Show” honors at the 2006 ICAST in July, the world’s largest sportfishing show.

▪
The Humminbird® 797c SI Combo Fishing System also took home “Best of Show” honors at the 2006 ICAST in the electronics category. The new 797c SI combines the unique, award-winning Humminbird® Side Imaging™ technology with the next generation high-resolution screen for a compact, professional grade fishing system for broader appeal.

▪
Minn Kota® Trim Tabs mark the brand’s expansion into an estimated $25 million product category. Engineered with a proprietary curved and winged composite design, Minn Kota® Trim Tabs provide up to 50% more boat lift compared to standard tab designs, and work together with the new Minn Kota® Trim-n-Troll™ electric propulsion system to enable anglers to silently position the boat for maximum fishing ease.

CONFERENCE CALL AND WEBCAST
The Company will host a conference call and audio web cast on Wednesday, August 3, 2006 at 10:00 a.m. Eastern Time. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page. A replay will also be available on Johnson Outdoors’ home page, or by dialing (888) 286-8010 or (617) 801-6888 and providing confirmation code 99988716. The replay will be available through August 10, 2006 by phone and for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.
Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The Company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Escape® electric boats; Minn Kota® motors; Cannon® downriggers; Humminbird®, Bottomline® and Fishin’ Buddy® fishfinders; Scubapro® and UWATEC® dive equipment; Silva® compasses and digital instruments; and Eureka!® tents.

Visit us on line at http:/www.johnsonoutdoors.com

SAFE HARBOR STATEMENT
Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan, including its focus on innovation; actions of companies that compete with the Company; the Company’s success in managing inventory; movements in foreign currencies or interest rates; the ability of the Company to recover losses through insurance coverage; the Company’s success in restructuring of its European Diving operations; unanticipated issues related to the Company’s military sales; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; events related to the terminated Buy-Out transaction; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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- - - FINANCIAL TABLES FOLLOW - - -

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
Operating Results	THREE MONTHS ENDED		NINE MONTHS ENDED
	June 30 2006	July 1 2005	June 30 2006	July 1 2005

Net sales	$135,540	$122,445	$315,476	$303,595
Cost of sales	78,133	70,727	184,300	175,830
Gross profit	57,407	51,718	131,176	127,765
Operating expenses	43,495	39,898	109,807	107,620
Operating profit	13,912	11,820	21,369	20,145
Interest expense, net	1,455	996	3,575	3,114
Other (income) expense, net	167	(189)	458	(909)
Income before income taxes	12,290	11,013	17,336	17,940
Income tax expense	5,727	4,219	7,694	7,440
Net income	$6,563	$6,794	$9,642	$10,500
Basic earnings per common share	$0.73	$0.79	$1.07	$1.22
Diluted earnings per common share	$0.72	$0.77	$1.05	$1.20
Diluted average common shares outstanding	9,151	8,781	9,151	8,779
Segment Results
Net sales:
Marine electronics	$57,585	$47,759	$139,132	$122,751
Outdoor equipment	20,430	20,715	53,467	60,434
Watercraft	35,533	31,286	68,061	62,364
Diving	22,265	22,782	55,203	58,350
Other/eliminations	(273)	(97)	(387)	(304)
Total	$135,540	$122,445	$315,476	$303,595
Operating profit (loss):
Marine electronics	$9,852	$8,715	$20,713	$20,816
Outdoor equipment	2,476	3,001	7,094	9,469
Watercraft	3,047	1,753	(584)	(2,030)
Diving	2,143	3,790	3,178	5,104
Other/eliminations	(3,606)	(5,439)	(9,032)	(13,214)
Total	$13,912	$11,820	$21,369	$20,145
Balance Sheet Information (End of Period)
Cash and short-term investments			$43,629	$39,625
Accounts receivable, net			94,770	83,765
Inventories, net			65,388	55,127
Total current assets			220,439	193,741
Total assets			325,390	289,745
Short-term debt			43,001	13,001
Total current liabilities			115,036	74,897
Long-term debt			20,806	37,800
Shareholders’ equity			181,525	169,721